Exhibit 14.1

SPEEDWAY MOTORSPORTS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED DECEMBER 11, 2002

INTRODUCTION

Purpose of the Code of Business Conduct and Ethics. Speedway Motorsports, Inc. is committed to conducting business ethically and legally throughout its nationwide organization. This Code of Business Conduct and Ethics (the “Code”) is a guide to help our full-time, part-time and temporary employees, officers and directors including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, (collectively “Speedway Team Members”) live up to our high ethical standards.

This Code is neither a contract nor a comprehensive manual that covers every situation Speedway Team Members might encounter. It is a guide that highlights key issues and identifies policies and resources to help Speedway Team Members reach distinctions that will make Speedway proud. Specific guidance on particular issues may be found in the Speedway Motorsports, Inc. Employee Manual (the “Manual”), a current copy which may be obtained from your human resources representative or Speedway’s General Counsel.

*Honesty. All Speedway Team Members shall be honest and truthful in all of their dealings and relationships with co-workers, employees, customers, vendors, or any other person or entity with whom we come into contact during our employment with Speedway.

*Fair Dealing. We will be fair in all of our business dealings, including but not limited to, our relationships with our customers, suppliers, competitors, and employees. No Speedway Team Member should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

*Compliance With Laws. We are required to comply with all applicable laws and regulations wherever we do business. We are prohibited from trading in securities or property of any kind based on knowledge that comes from our jobs, if that information has not been publicly disclosed. See for example, “Policies and Procedures Governing Insider Trading in the Securities of Speedway Motorsports, Inc.” included in the Manual.

*Financial Records and Public Disclosures. All financial books and records and all financial disclosures and public communications must accurately reflect transactions and events, and conform both to required accounting principles and our system of internal controls.

*Conflicts of Interest. Business decisions must be based on the best interests of Speedway and its stockholders, and must not be motivated by personal considerations or relationships. Speedway employees are required to disclose to their manager, or to the SMI Management Committee any transaction or relationship that that may be an actual or apparent conflict of interest.

*Corporate Opportunities Prohibited. Speedway employees, officers and directors are prohibited from, (a) taking for themselves personal opportunities that are discovered through the use of corporate property, information or position, (b) using corporate property, information, or position for personal gain, and (c) competing with Speedway.

*Confidential Information. We will protect confidential information of Speedway and our customers. Only those with the need to know should have access to confidential information. Such information shall only be disclosed as authorized or legally mandated. See “Release of Sensitive Information to Financial Institutions, Shareholders and the Media—Policies and Procedures”—included in the Manual.

*Protection of Speedway Assets. Speedway employees, officers and directors should protect the corporate assets from theft, carelessness and waste. All Speedway assets should be used for legitimate business purposes.

*How to Get Help. If you have questions about this Code, the first place to turn is to your supervisor or manager. If you are uncomfortable discussing the issue with your supervisor, please talk to another member of management, or the SMI Management Committee. Our Open Door Policy allows you the freedom to approach any level of management with your concerns. If you observe conduct that is or appears to be in violation of this Code, you must promptly report your concerns directly or anonymously to any member of our management team, or to the SMI Management Committee.

Complaints or concerns regarding accounting, internal accounting controls or financial auditing matters may be addressed confidentially to the SMI Management Committee, the members of the Company’s Audit Committee, directly or anonymously. The SMI Management Committee will receive such submissions by telephone (877-888-0002) or by mail (SMI Management Committee, P.O. Box 600, Concord, NC 28026). The Audit Committee will receive such submissions by mail (Speedway Motorsports, Inc., Audit Committee, P.O. Box 18747, Charlotte, NC 28218).

Speedway will not retaliate against any employee for reporting suspected violations of laws, regulations, or company policies or the Code. This means that Speedway will not terminate, demote, transfer to an undesirable assignment, or otherwise discriminate against an employee for calling attention to suspected illegal or unethical acts. This protection extends to anyone giving information in relation to an investigation. However, Speedway reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or acts improperly.

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